EXHIBIT 4
THE DIXIE GROUP, INC.
SECOND AMENDMENT TO CREDIT AGREEMENT

     THIS SECOND AMENDMENT TO CREDIT AGREEMENT, dated as of September 7, 1997 (this "AMENDMENT"), and effective as of the Effective Date (as such term is defined below) is entered into by and among THE DIXIE GROUP, INC., a Tennessee corporation, formerly known as Dixie Yarns, Inc. (referred to herein as the "BORROWER"), SUNTRUST BANK, ATLANTA (formerly known as Trust Company Bank), a Georgia banking corporation, individually and as Agent (in such capacity, the "AGENT"), NATIONSBANK, N.A. (formerly known as NationsBank, N.A. (Carolinas)), a national banking association, individually and as Lead Manager and THE CHASE MANHATTAN BANK, a New York banking corporation, as successor by merger to Chemical Bank (collectively, the "LENDERS").

                                WITNESSETH:

     WHEREAS, the Borrower, the Agent and the Lenders are parties to a certain Third Amended and Restated Credit Agreement dated as of March 31, 1995, as amended by that certain Waiver and First Amendment to Credit Agreement dated as of February 26, 1996 (as amended, the "CREDIT AGREEMENT;" all terms used herein without definition shall have the meanings set forth in the Credit Agreement) wherein the Lenders extended to the Borrower certain loan facilities;

     WHEREAS, the Borrower has requested that the Lenders amend the Credit Agreement to modify a certain financial covenant;

     WHEREAS, Lenders have agreed to such amendment on the terms and conditions set forth herein;

     WHEREAS, the parties wish to amend the Credit Agreement to reflect these agreements, all upon the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, for and in consideration of the mutual premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Section 9.11 of the Credit Agreement is hereby amended by deleting subsection (a) thereof in its entirety and substituting the following subsection (a) in lieu thereof:

EXHIBIT 4
THE DIXIE GROUP, INC.
SECOND AMENDMENT TO CREDIT AGREEMENT - CONTINUED

    "(a) TOTAL DEBT TO TOTAL CAPITALIZATION. Its ratio of Total Debt to Total Capitalization as of the last day of any fiscal quarter of the Borrower occurring during the periods set forth below to be greater than the ratio (expressed as a percentage) set forth opposite such period:

               PERIOD                                  RATIO

Closing Date through the last day of
  fiscal year 1996                                     65%

First day of fiscal year 1997 through
  the last day of fiscal year 1997                     65%

First day of fiscal year 1998 through
  the last day of fiscal year 1998                     62.5%

First day of fiscal year 1999 through
  the last of fiscal year 1999                         60.0%

First day of fiscal year 2000 and
  thereafter                                           57.5%."

2. The Borrower hereby agrees that nothing herein shall constitute a waiver by the Lenders of any Default or Event of Default, whether known or unknown, which may now exist or which may hereafter exist under the Credit Agreement. The Borrower represents and warrants to the Agent and the Lenders that as of the date hereof, no Default or Event of Default exists pursuant to the Credit Agreement which is not expressly waived herein.

3. Except as expressly amended and modified herein, all terms, covenants and provisions of the Credit Agreement shall remain unaltered and in full force and effect, and the parties hereto do expressly ratify and confirm the Credit Agreement as modified herein. As of the Effective Date, all future references to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

4. Borrower agrees to pay on demand all reasonable costs and expenses of the Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent with respect hereto and with respect to advising the Agent as to its rights and responsibilities hereunder.

5. This Amendment shall become effective as of September 1, 1997 (the "EFFECTIVE DATE") on the first day when this Amendment shall have been executed by the Borrower and the Required Lenders and delivered to the Agent in its office in Atlanta, Georgia.

6. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, successors, successors-in-title, and assigns.

7. This Amendment shall be governed by and construed in accordance with the laws of the State of Georgia.

EXHIBIT 4
THE DIXIE GROUP, INC.
SECOND AMENDMENT TO CREDIT AGREEMENT - CONTINUED

8. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect hereto.

9. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts and may be delivered by telecopier. Each counterpart so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument.

     EXECUTED AND DELIVERED by the duly authorized officers of the parties hereto under seal as of the day and year first above written.

(CORPORATE SEAL)                      THE DIXIE GROUP, INC., formerly
                                      known as DIXIE YARNS, INC.

                                      By:/s/GARY A. HARMON
                                        Title: Treasurer


                                      Attest:/s/STARR T. KLEIN
                                        Title: Secretary



                                      SUNTRUST BANK, ATLANTA (formerly
                                      known as Trust Company Bank),
                                      individually and as Agent

                                      By:/s/BRADLEY J. STAPLES
                                        Title: Assistant Vice President


                                      By:/s/DAVID W. PENTER
                                        Title: Group Vice President



                                      NATIONSBANK, N.A. (formerly known
                                      as NationsBank, N.A. (Carolinas)),
                                      individually and as Lead Manager

                                      By:/s/DAVID H. DINKINS
                                        Title: Vice President



                                      THE CHASE MANHATTAN BANK, as
                                      successor by merger to Chemical
                                      Bank

                                      By:/s/STEPHANIE PARKER
                                        Title: Assistant Vice President